As filed with the Securities and Exchange Commission on November 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RESOURCE AMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	72-0654145
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Navy Yard Corporate Center

One Crescent Drive, Suite 203

Philadelphia PA 19112

(Address of Principal Executive Offices Including Zip Code)

RESOURCE AMERICA, INC. AMENDED AND RESTATED

OMNIBUS EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Michael S. Yecies, Esquire

Resource America, Inc.

One Crescent Drive, Suite 203

Philadelphia PA 19112

(215) 546-5005

(Name, Address and Telephone Number of Agent For Service)

Copy to:

Mark E. Rosenstein, Esquire

Ledgewood

1900 Market Street, Suite 750

Philadelphia, PA 19103

(215) 731-9450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,500,000	$9.075	$13,612,500	$1,582

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also shall be deemed to cover an indeterminate number of additional shares of common stock issuable in the event the number of outstanding shares of common stock of the registrant is increased by split, reclassification, dividend or the like.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Global Select Market on November 6, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

On May 29, 2014, the stockholders of Resource America, Inc. (the “Registrant”) approved an amendment and restatement of the Resource America, Inc. Amended and Restated Omnibus Equity Compensation Plan that (i) increased the number of shares authorized for issuance under the plan from 3,000,000 shares to 4,500,000 shares; (ii) extended the expiration date of the plan to May 29, 2024; and (iii) made other clarifying and updating amendments to the plan (as so amended and restated, the “Plan”). This Registration Statement is being filed to register an additional 1,500,000 shares of the Registrant’s common stock that may be issued under the Plan. Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 (Nos. 333-126344, 333-163729 and 333-174256) as previously filed with the Securities and Exchange Commission on July 1, 2005, December 15, 2009 and May 16, 2011, respectively.

Item 8. Exhibits.

The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on November 12, 2014.

RESOURCE AMERICA, INC.

By:	/s/ Thomas C. Elliott
Thomas C. Elliott
Senior Vice President and Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Jonathan Z. Cohen, Thomas C. Elliott and Michael S. Yecies, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 12, 2014.

/s/ Edward E. Cohen	Chairman of the Board
EDWARD E. COHEN

/s/ Jonathan Z. Cohen	Director, President and Chief Executive Officer (Principal Executive Officer)
JONATHAN Z. COHEN

/s/ Michael J. Bradley	Director
MICHAEL J. BRADLEY

/s/ Carlos C. Campbell	Director
CARLOS C. CAMPBELL

/s/ Donald W. Delson	Director
DONALD W. DELSON

/s/ Hersh Kozlov	Director
HERSH KOZLOV

/s/ Andrew M. Lubin	Director
ANDREW M. LUBIN

/s/ John S. White	Director
JOHN S. WHITE

/s/ Thomas C. Elliott	Senior Vice President and Chief Financial Officer
THOMAS C. ELLIOTT	(Principal Financial Officer)

/s/ Arthur J. Miller	Vice President and Chief Accounting Officer
ARTHUR J. MILLER	(Principal Accounting Officer)

EXHIBIT INDEX

Item 8. Exhibits.

Exhibit Number	Description

4.1	Resource America, Inc. Omnibus Equity Compensation Plan, amended and restated as of May 29, 2014. Incorporated by reference to Exhibit A to the Registrant’s Proxy Statement for its Annual Meeting of Stockholders held May 29, 2014, filed on April 16, 2014.

5.1	Opinion of Ledgewood, P.C. as to legality of the securities being registered.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ledgewood, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).